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                                                                    EXHIBIT 10.5



                           STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement (the "Agreement") is entered into as of January 17, 1997 by and between Litigation Resources of America, Inc., a Texas corporation (the "Buyer"), and Richard O. Looney, an individual residing in the State of Texas (the "Seller"), who is the sole shareholder of Looney & Company, a Texas corporation (the "Company").

     This Agreement contemplates a transaction in which the Buyer will purchase from the Seller and the Seller will sell to the Buyer all of the outstanding capital stock of the Company for the consideration set forth in (S) 2(b) below.

     The transactions as contemplated by this Agreement are part of a common plan intended to constitute a reorganization of the Company under Internal Revenue Code Section 351 pursuant to which (i) all of the Company Shares, as hereinafter defined, will be issued to the Buyer; and (ii) all of the outstanding common stock of Klein, Bury, as hereinafter defined, will be transferred to the Buyer, for and in consideration of the issuance of Buyer Shares to the Seller, Pecks, as hereinafter defined, and the owner of Klein, Bury.

     In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.  CERTAIN DEFINITIONS.

     "Accounts Payable Report" means a report as of a given time period containing a summary of the outstanding accounts payable of Company, which report shall reflect such accounts payable on an aged basis and shall set forth the amounts due and owing by Company to each of its suppliers, creditors or court reporters.

     "Accounts Receivable Report" means a report as of a given time period containing a summary of the outstanding accounts receivable of Company, which shall set forth the amounts due and owing to Company by each of its customers.

     "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

     "Actual Knowledge" means actual knowledge after reasonable investigation under the circumstances involved.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Asset Purchase Agreement" shall mean that certain Asset Purchase Agreement by and between the Company and U. S. Court Reporters, Inc., a Texas corporation, as of even date herewith.

     "Assumption of Obligations-Looney" shall mean that certain Assumption of Obligations by and among Long, Rice and the Buyer.

     "Assumption of Obligations-Reporters" shall mean that certain Assumption of Obligations by and among Legal Enterprise, Long, Maddocks, Simon, the Company and the Buyer.

     "Balance Sheet" means a statement of financial position of the Company, disclosing as at a given moment of time, the value of its assets, liabilities, and equity of the owners in conformity with generally accepted accounting principles subject to routine audit adjustments.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or is reasonably likely to form the basis for any specified consequences.

     "Buyer" shall mean Litigation Resources of America, Inc., a Texas corporation.

     "Buyer's Disclosure Schedule" has the meaning set forth in Section 4B below.

     "Buyer Financial Statements" has the meaning set forth in (S) 4B(d) below.

     "Buyer Indemnified Parties" has the meaning set forth in (S) 8(b).

     "Buyer Preferred Shares" has the meaning set forth in (S) 2(b) below.

     "Buyer Preferred Shares Value" shall mean  $1.00 per Buyer Preferred Share.

     "Buyer Shares" shall mean 843,840 shares of common stock of Buyer, par value $.01 per share.

     "Buyer Shares Value" shall mean $6.41 per Buyer Share; provided, however, that if the Buyer has successfully consummated a public offering of its shares of common stock, then it shall mean the average closing public trading price of each Buyer Share over the five (5) most recent business days.

     "Cash Purchase Price" has the meaning set forth in (S) 2(b) below.

     "Cash Reimbursement" has the meaning set forth in (S) 2(b) below.

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     "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) any of a corporation's employees, payroll, income or gross receipts, (ii) any of a corporation's ownership or use of any of its assets, or (iii) any other aspect of a corporation's business.

     "Closing" has the meaning set forth in (S) 2(c) below.

     "Closing Date" has the meaning set forth in (S) 2(c) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" shall mean Looney & Company, a Texas corporation.

     "Company Share" means any share of the common stock of the Company as set forth in Section 4A(b) of the Disclosure Schedule.

     "Confidential Information" means any information concerning the businesses and affairs of the Company and its Subsidiaries that is not (a) generally known or available to the public; (b) after the date of this Agreement, generally known or readily available through no violation of this Agreement; or (c) is in or hereafter becomes a part of the public domain through no violation of this Agreement.

     "Controlled Group" means the Company, its Subsidiaries, and any trade or business (whether or not incorporated) which together with Company or any Subsidiary of a Company would be deemed to be a "single employer" within the meaning of ERISA Section 4001(b)(1) or subsections (b), (c), (m) or (o) of Code
Section 414.

     "Customarily Permitted Liens" shall mean:

     (a) Liens for ad valorem taxes, assessments or other governmental Charges or levies, not yet due and payable;

     (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other like Liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such Liens); and

     (c) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, variations and other restrictions, Charges or encumbrances customary to the type of real property affected and which do not impair the current use, occupancy, value or the marketability of title of the real property subject thereto.

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     "Damages" has the meaning set forth in (S)8(b).

     "Effective Date" shall mean 12:01 a.m. on  the Closing Date.

     "Effective Date Accounts Payable Report" means the Accounts Payable Report as of the Effective Date.

     "Effective Date Accounts Receivable Report" means the Accounts Receivable Report as of the Effective Date.

     "Effective Date Balance Sheet" means the Balance Sheet as of the Effective Date.

     "Employee Benefit Plan" means any (a) Employee Pension Benefit Plan, (b) Employee Welfare Benefit Plan, or (c) personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in clause (a) or (b) of this sentence.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2), including, but not limited to, employee pension benefit plans, such as foreign plans, which are not subject to the provisions of ERISA.

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1), including, but not limited to, employee welfare benefit plans, such as foreign plans, which are not subject to the provisions of ERISA.

     "Employment Agreement" means that certain Employment Agreement by and between the Company, the Buyer and Seller.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Fiduciary" has the meaning set forth in ERISA Section 3(21).

     "Final Net Worth" means the Net Worth as of the Effective Date as determined in accordance with Section 2(e) below.

     "Financial Statements" has the meaning set forth in (S) 4A(e) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

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     "Guaranteed Net Worth" means the Net Worth as shown on the Balance Sheet
(excluding loans to shareholders of the Company in the amount of $70,119 as of September 30, 1996) which is $735,846.00.

     "Income Statement" means a statement of revenues, expenses, gains, and losses for the period ending with net income (or loss) as of a given date prepared in accordance with GAAP and subject to routine audit adjustments.

     "IRS" means the United States Internal Revenue Service or such equivalent successor agency of the United States with the responsibility of assessing and/or collecting Taxes.

     "Investors" shall mean certain trusts, benefit plans, and other institutional entities, all of which are represented by Pecks, as more fully described in that certain Securities Purchase Agreement dated as of January __, 1997 by and among Buyer, the Company, Klein, Bury, and Pecks (the "Securities Purchase Agreement").

     "Klein, Bury" shall mean Klein, Bury & Associates, Inc., a Florida corporation.

     "Klein, Bury Acquisition" shall mean the acquisition by Buyer of all of the issued and outstanding shares of capital stock of Klein, Bury.

     "Legal Enterprise" shall mean Legal Enterprise, Inc., a California corporation.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Liens" means any mortgages, deeds of trust, liens, security interests, pledges, claims, charges, liabilities, obligations, or other encumbrances.

     "Long" shall mean Larry Long, currently an employee of the Company.

     "Maddocks" shall mean Tony Maddocks, a shareholder in Legal Enterprise.

     "Long Employment Agreement" shall mean that certain Employment Agreement by and between Long and the Company.

     "Net Worth" means the dollar amount of shareholders' equity of the Company as of a given time period as shown on any given Balance Sheet.

     "Notice of Action" has the meaning set forth in (S) 8(b).

     "Notice of Election" has the meaning set forth in (S) 8(b).

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     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" shall mean, individually, the Buyer or the Seller.

     "Parties" shall mean, collectively, the Buyer and the Seller.

     "Pecks" shall mean Pecks Management Partners Ltd., a New York limited partnership.

     "Permitted Encumbrances" with respect to property of a Party shall mean (i) Security Interests expressly permitted, or consented in writing to by the other Party as to the grant of such Security Interest; (ii) Purchase Money Liens;
(iii) Customarily Permitted Liens; and (iv) Liens of judgment creditors, provided such Liens do not exceed $5,000 individually or $25,000 in the aggregate (other than Liens bonded or insured to the reasonable satisfaction of the other Party).

     "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Pledge Agreement" has the meaning set forth in (S) 7(a)(ix).

     "Professional Fees" means any accounting, legal, investment banking, and any other proper fee paid by the Company in order to facilitate the acquisition by the Company or any of its Affiliates of a court reporting business, but specifically excluding any type of fees incurred by the Seller in order to consummate this Agreement, the Asset Purchase Agreement and the transactions contemplated thereby.

     "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

     "Purchase Money Liens" shall mean Liens incurred in connection with the acquisition of any asset; provided that (i) each such Lien shall attach only to the asset to be acquired, (ii) a description of the asset so acquired is furnished to the other Party, and (iii) the indebtedness incurred in connection with such acquisitions shall not individually exceed $5,000 or in the aggregate exceed $25,000.

     "Purchase Price" has the meaning described in (S) 2(b).

     "Registration Rights Agreement" has the meaning set forth in (S) 7(a)(x) below.

     "Reportable Event" has the meaning set forth in ERISA Section 4043.

     "Rice" shall mean Scott Rice, currently an employee of the Company.

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

     "Rice Employment Agreement" shall mean that certain Employment Agreement by and between Rice and the Company.

     "Securityholders Agreement" shall mean that certain Securityholders Agreement by and among the Buyer, Pecks, and all of the other shareholders of the Buyer.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) Purchase Money Liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Seller" shall mean Richard O. Looney.

     "Seller's Disclosure Schedule" has the meaning set forth in (S) 4A below.

     "Settlement Agreement - Looney" shall mean that certain Settlement Agreement by and among Long, Rice and Company.

     "Settlement Agreement - Reporters" shall mean that certain Settlement Agreement by and among Legal Enterprise, Long, Maddocks, Simon, Reporters and the Company.

     "Senior Lender" shall mean Texas Commerce Bank, N.A.

     "Shareholders' Agreement" shall mean that certain Shareholders' Agreement by and between the Buyer and all of the shareholders of the Buyer other than Pecks.

     "Simon" shall mean Alan Simon, a shareholder in Legal Enterprise.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors thereof.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium windfall profits, environmental (including taxes under Code Section 5(A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

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

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Term Sheets" has the meaning set forth in (S) 4B(f).

      2.    PURCHASE AND SALE OF COMPANY SHARES.

      (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of his Company Shares for the consideration specified below in this (S) 2.

      (b) PURCHASE PRICE. The purchase price is $5,640,000 to be paid and delivered by the Buyer to the Seller on the Closing Date as follows (collectively the "Purchase Price"):

      (i) Delivery to the Seller of 2,000,000 shares of Series B Convertible Preferred Stock of Buyer, par value $1.00 per share, to be issued to Seller for the same consideration on a per share basis as paid by the Investors of $1.00 per share as will constitute a value of $2,000,000 (the "Buyer Preferred Shares");

      (ii) Delivery of cash in the amount of $3,640,000 payable by wire transfer or delivery of other immediately available funds to the Seller on the Closing Date in accordance with wiring instructions delivered by the Seller to the Buyer at least three business days prior to Closing (the "Cash Purchase Price"); and

      (iii) Delivery of cash in the amount of $200,000 as partial reimbursement to the Seller for all Professional Fees through December 31, 1996 (the "Cash Reimbursement").

      (c) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Boyer, Ewing & Harris in Houston, Texas, unless otherwise mutually agreed, commencing on January __, 1997 at 9:00 a.m. local time, or at such other time or place as the Parties mutually agree (the "Closing Date").

      (d) DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in (S) 7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in (S) 7(b) below,
(iii) the Seller will deliver to the Buyer stock certificates representing all of the Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Seller the Buyer Preferred Shares, the Cash Purchase Price, and the Cash Reimbursement.

     (e) DETERMINATION OF FINAL NET WORTH. The Effective Date Balance Sheet of the Company, the Effective Date Accounts Receivable Report and the Effective Date Accounts Payable Report shall be prepared by the Seller with the cooperation of the Company on a

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

consistent basis as before, as promptly as possible after the Closing, and shall be delivered to the Buyer within thirty (30) days after the Closing Date. The Buyer shall review the Effective Date Balance Sheet, the Effective Date Accounts Receivable Report and the Effective Date Accounts Payable Report and report to the Seller in writing within fifteen (15) days of receipt thereof of any discrepancy therein. If Seller and Buyer cannot resolve any such discrepancy within thirty (30) days after Seller's receipt of such response, then an independent public accounting firm acceptable to the Seller and the Buyer shall be retained to review the Effective Date Balance Sheet, the Effective Date Accounts Receivable Report and the Effective Date Accounts Payable Report and to make a final determination thereof no later than thirty (30) days after their receipt thereof. Such firm's conclusions as to the carrying values to appear on the Effective Date Balance Sheet, the Effective Date Accounts Receivable Report and the Effective Date Accounts Payable Report for purposes of determining the Final Net Worth of the Company shall be conclusive. The Seller and the Buyer shall share equally in the expenses of retaining such accounting firm.

     (f) POST-CLOSING ADJUSTMENT OF PURCHASE PRICE. After the Closing Date, the Purchase Price set forth in Section 2(b) shall be adjusted as follows: (i) if the Final Net Worth of the Company as finally determined pursuant to Section 2(e) shall be more than the Guaranteed Net Worth, then the cash portion of the Purchase Price shall be increased by an amount equal to 66.7% of the amount of such excess, and the amount of the Buyer Preferred Shares based on the Buyer Preferred Shares Value shall be increased by an amount equal to 33.3% of the amount of such excess. In such event, the Buyer shall promptly pay Seller the amount of such cash difference, and promptly issue additional Buyer Preferred Shares in the amount of such difference based on the Buyer Preferred Shares Value, and such additional Buyer Preferred Shares shall be pledged pursuant to the Pledge Agreement. If the Final Net Worth of the Company as finally determined pursuant to Section 2(e) shall be less than the Guaranteed Net Worth, then the cash portion of the Purchase Price shall be reduced by an amount equal to 66.7% of the amount of such shortfall, and the amount of the Buyer Preferred Shares based on the Buyer Preferred Shares Value shall be reduced by an amount equal to 33.3% of the amount of such shortfall. In such event, the Seller shall promptly pay Buyer the amount of such cash difference, and the existing Buyer Preferred Shares certificate shall be cancelled and a new one issued in the reduced amount of Buyer Preferred Shares based on the Buyer Preferred Shares Value, and such reduced Buyer Preferred Shares shall be pledged pursuant to the Pledge Agreement. In addition to the foregoing, the amount of any additional unpaid Professional Fees not paid at the Closing shall constitute an additional adjustment to the Purchase Price, and shall be paid in cash by the Buyer to the Seller at the time of finalization of the post-closing adjustment to the Purchase Price.

      3.   REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

      (a) REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that the statements contained in this (S) 3(a) are correct as of the date of this Agreement and will be correct as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this (S) 3(a), except as set forth in or qualified by the schedules of exceptions attached hereto as
Schedule 3A of the Seller's Disclosure Schedule and except as any representations and warranties are as to a specific date.

           (i) AUTHORIZATION OF TRANSACTION. The Seller has full power and authority to execute and deliver this Agreement and all other documents and agreements contemplated hereby or thereby to which Seller is a party contemplated hereby, and to perform his obligations hereunder. This Agreement and all other documents and agreements to which he is a party contemplated hereby or thereby, constitute the valid and legally binding obligations of the Seller, enforceable in accordance with its terms and conditions, except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws or other laws or principles of equity effecting the enforcement of creditors' rights. The Seller represents and warrants that he need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

           (ii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement by the Seller, nor the consummation of the transactions by the Seller as contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he is bound or to which any of his assets is subject.

           (iii) BROKERS' FEES. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

           (iv) INVESTMENT. The Seller (A) understands that the Buyer Preferred Shares have been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Buyer Preferred Shares solely for his own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information specified on Schedule 3A concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Preferred Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Preferred Shares, and (F) is an Accredited Investor.

          (v) COMPANY SHARES. The Seller holds of record and owns beneficially the number of Company Shares set forth next to his name in (S) 4A(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, or other contracts or commitments that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the applicable Company(s) (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

          (vi) BUYER SHARES. The Seller holds of record and owns beneficially the Buyer Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, or other contracts or commitments that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Buyer. Except for other agreements to be executed in connection herewith, the Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Buyer.

      (b) REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this (S) 3(b) are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this (S) 3(b)), except as set forth in the schedule of exceptions attached hereto as Schedule 3B.

          (i) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Buyer is qualified to do business in each jurisdiction in which the nature of its business, the ownership of its assets or the lease of its properties require it to be so qualified.

          (ii) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement, the Employment Agreement and all other documents and agreements contemplated hereby or thereby to which it is a party, and to perform its obligations hereunder, including without limitation the issuance of the Buyer Preferred Shares . The Board of Directors of the Buyer has duly authorized the execution, delivery and performance of this Agreement and the other agreements and transactions contemplated hereby, including, without limitation, the issuance of the Buyer Preferred Shares , and no other corporate proceedings on the Buyer's part are necessary to authorize this Agreement or the transactions contemplated hereby, including, without limitation, the issuance of the Buyer Preferred Shares and the Employment Agreement. Upon execution and delivery of this Agreement by the Parties hereto this Agreement and all other documents and agreements contemplated hereby or thereby to which it is a party shall, and upon issuance of the Buyer Preferred Shares in accordance with the provisions hereof the Buyer Preferred Shares shall, constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws or other laws or principles of equity effecting the enforcement of creditors' rights. The Buyer represents and warrants that it need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (iii) NONCONTRAVENTION. The Board of Directors of the Buyer has duly authorized the execution, delivery and performance of this Agreement and the other agreements and transactions contemplated hereby, including, without limitation, the issuance of the Buyer Preferred Shares , and no other corporate proceedings on the Buyer's part are necessary to authorize this Agreement or the transactions contemplated hereby or thereby, including, without limitation, the issuance of the Buyer Preferred Shares. Upon execution and delivery of this Agreement by the Parties hereto this Agreement shall, and upon issuance of the Buyer Preferred Shares in accordance with the Agreement shall, constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws or other laws or principles of equity affecting the enforcement of creditor's rights. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject; (ii) conflict with any of, or require the consent of any person or entity under, the terms, conditions or provisions of the charter documents or bylaws or equivalent governing instruments of the Buyer; or (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien, agreement, contract, commitment or instrument to which the Buyer is a party or by which it is bound.

          (v) LITIGATION. There are no actions, suits, proceedings or governmental investigations or inquiries pending against the Buyer or its properties, assets, operations or business which might delay or prevent the consummation of the transactions contemplated hereby.

          (vi) BROKERS' FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

          (vii) INVESTMENT. The Buyer (A) understands that the Company Shares have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering,
     (B) is acquiring the Company Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information specified on
     Schedule 3B concerning the Seller and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Company Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Company Shares, and (F) is an Accredited Investor.

      4.  REPRESENTATIONS AND WARRANTIES CONCERNING THE PARTIES.

      A. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND ITS RESPECTIVE SUBSIDIARIES.

      The Seller represents and warrants to the Buyer that the statements contained in this (S) 4 are completely correct as of the date of this Agreement and will be completely correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this (S) 4), except as set forth in Seller's disclosure schedule attached hereto as Schedule 4A ("Seller's Disclosure Schedule") and except as such representations and warranties are as to a specific date.

     (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Texas. The Company is not qualified to do business in any other jurisdiction, nor does the nature of its business require such qualification. The Company has full corporate power and authority and all material licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. (S) 4A(a) of the Seller's Disclosure Schedule lists the directors and officers of the Company. The Seller has delivered to the Buyer correct and complete copies of the articles of incorporation and bylaws of each of the Company and its Subsidiaries (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete in all material respects. The Company is not in default under or in violation of any provision of its articles of incorporation or bylaws.

      (b) CAPITALIZATION. The entire authorized capital stock, the issued and outstanding shares and the treasury shares of the Company are accurately set forth in (S) 4A(b) of the Seller's Disclosure Schedule. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller as set forth in
(S) 4A(b) of the Seller's Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that would require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

     (c) NONCONTRAVENTION. Except as provided in (S) 4A(c) of the Seller's Disclosure Schedule, neither the execution and the delivery of this Agreement nor any other document or agreements contemplated hereby or thereby, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject, (ii) violate any provision of the articles of incorporation or bylaws of the Company, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement without causing a violation of any law, regulation, license or permit of any governmental entity or authority.

     (d) SUBSIDIARIES. The Company does not have any ownership interest in any Subsidiaries. The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary.

     (e) FINANCIAL STATEMENTS. The Seller has previously furnished the Buyer the following financial statements (collectively the "Financial Statements"):
(i) a Balance Sheet and an Income Statement for the fiscal year ended December 31, 1995 audited by the Company's accountants; and (ii) unaudited Balance Sheets and Income Statements for the three month periods ended March 31, 1996, June 30, 1996, and September 30, 1996, and for the two month period ended November 30, 1996 compiled by the Company's accountants, and (iii) an Accounts Receivable Report dated as of November 30, 1996. The Financial Statements (including the notes thereto) have been prepared on an accrual basis and are consistently reported throughout the periods covered thereby, present fairly the financial condition of Company as of such dates and the results of operations of Company for such periods (subject to routine audit adjustments), are correct and complete in all material respects, and are consistent in all material respects with the books and records of Company (which books and records are correct and complete in all material respects).

     (f) EVENTS SUBSEQUENT TO DECEMBER 31, 1995. Except as disclosed on (S) 4A(f) of the Seller's Disclosure Schedule, since December 31, 1995, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Without limiting the generality of the foregoing, except as described on Schedule 4A(f) since that date:
                                         --------------

          (i) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

          (ii) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, lease, and licenses) either involving more than $10,000 singly or $50,000 in the aggregate or outside the Ordinary Course of Business;

          (iii) the Company has not accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $20,000 singly or $50,000 in the aggregate to which any the Company is a party or by which it is bound;

          (iv) the Company has not imposed any Security Interest upon any of its assets, tangible or intangible except for Permitted Liens;

          (v) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $20,000 singly or $50,000 in the aggregate or outside the Ordinary Course of Business;

          (vi) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series or related capital investments, loans, and acquisitions) either involving more than $5,000 singly or $25,000 in the aggregate;

          (vii) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $5,000 singly or $25,000 in the aggregate;

          (viii) the Company has not delayed or postponed the payment of accounts payable and other Liabilities for a period of more than sixty (60) days after the date of invoice;

          (ix) the Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $5,000 singly or $25,000 in the aggregate or outside the Ordinary Course of Business;

          (x) there has been no change made or authorized in the articles of incorporation or bylaws of the Company;

          (xi) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (xii) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (xiii) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property valued, individually or in the aggregate, in excess of (i) $10,000 for all property which, at the time of such damage or destruction, was subject to or covered by property, casualty or any other form of insurance, and (ii) $5,000 for all property which, at the time of such damage or destruction, was not subject to or covered by property, casualty or any other form of insurance;

          (xiv) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

          (xv) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

          (xvi) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xvii) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

          (xviii) the Company has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xix) the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

          (xx) there has not been any other adverse occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company of any of its Subsidiaries which exceeds $5,000 individually $25,000 in the aggregate; and

          (xxi) the Company has not committed to any of the foregoing except as contemplated by this Agreement or as requested by Buyer.

     (g) UNDISCLOSED LIABILITIES. Except as disclosed on (S) 4A(g) of the Seller's Disclosure Schedule, the Company does not have any Liability (and, to the best of the Seller's Actual Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for
(i) Liabilities reflected in the then most current Financial Statements (including any notes thereto) and (ii) Liabilities which have arisen after the December 31, 1995 in the Ordinary Course of Business (none of which results from, arises, out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law). It is agreed and understood by the Seller that this (S) 4A(g) does not negate or qualify in any respect any other representation or warranty of the Seller made in this Agreement.

     (h) LEGAL COMPLIANCE. To the Actual Knowledge of Seller, the Company, and its predecessors and Affiliates, have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and, to the best of the Seller's Actual Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

     (i) TAX MATTERS. Except as disclosed on (S) 4A(i) of the Seller's Disclosure Schedule:

          (i) The Company has filed all Tax Returns that it was required to file as of the respective due dates thereof. All such Tax Returns were correct and complete in all material respects. All Taxes shown to be due on the Tax Returns have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

          (ii) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, or other third party for applicable tax periods.

          (iii) There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any Tax authority in writing or
     (B) as to which the Seller and the directors and officers (and employees responsible for Tax matters) of the Company have Actual Knowledge based upon personal contact with any agent of such authority. (S) 4A(i) of the Seller's Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company.

          (iv) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (v) The Company has not made an election under section 341(f) of the Code.

     (j) TITLE TO ASSETS. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, or shown in the Financial Statements or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since December 31, 1995, and except for Permitted Encumbrances.

     (k) REAL PROPERTY. The Company does not own any real property. (S) 4A(k) of the Seller's Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in (S) 4A(k) of the Seller's Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in (S) 4A(k) of the Seller's Disclosure Schedule:

               (A) The lease or sublease is a legal, valid, binding, enforceable obligation of the Company, and is in full force and effect as to the Company, and as to Seller's Actual Knowledge, is in full force and effect as to any third parties thereto;

               (B) The consummation of the transactions contemplated by the Agreement will not affect the legal, valid, binding, and enforceable nature of the lease or sublease.

               (C) The Company is not in material breach or default of any lease or sublease, and to the Seller's Actual Knowledge, no third party to any such lease or sublease is in material breach or material default, and to the Seller's Actual Knowledge, no event has occurred which, with notice or lapse of time, would constitute a material breach or material default or permit termination, modification, or acceleration thereunder;

               (D) with respect to each sublease, to the Sellers' Actual Knowledge, the representations and warranties set forth in subsections
          (A) through (C) above are true and correct with respect to the underlying lease; and

               (E) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold, except Customarily Permitted Liens.

     (l) TANGIBLE ASSETS. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is suitable for the purpose for which it is presently is used.

     (m) INVENTORY. The Company does not carry or maintain any inventory material to the financial operations of the Company.

     (n) CONTRACTS. (S) 4A(n) of the Seller's Disclosure Schedule lists the following contracts and other agreements currently in effect to which the Company is a party:

          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

          (ii) any agreement (or group of related agreements) for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $25,000;

          (iii)  any agreement concerning a partnership or joint venture;

          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (v)    any agreement concerning confidentiality or noncompetition;

          (vi) any agreement with the Seller and his Affiliates (other than the Company);

          (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

          (viii) any written agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

          (ix) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

          (x) any agreement under which the consequences of a default or termination would reasonably be expected to have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company or any of its Subsidiaries; or

          (xi) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in (S) 4A(n) of the Seller's Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in (S) 4A(n) of the Seller's Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the Company is not in breach or default of any such contract, nor to the Seller's Actual Knowledge is any other party in breach or default, and to the Seller's Actual Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement, and (C) the Company has not repudiated any provision of any such agreement nor to the Seller's Actual Knowledge has any other party repudiated any provision of any such agreement.

     (o)  NOTES AND ACCOUNTS RECEIVABLE.   All notes and accounts receivable of
the Company are collectible subject to the Company's historical allowance for bad debts in amounts consistent with past practices of the Company, are properly recorded on each Accounts Receivable Report delivered to the Buyer, reflected properly on the Company's books and records and are valid receivables.

     (p) POWERS OF ATTORNEY. Except as disclosed on (S) 4A(p) of the Seller's Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.

     (q) INSURANCE. (S) 4A(q) of the Seller's Disclosure Schedule lists each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company is currently a party, copies of which have been furnished to the Buyer.

     (r) LITIGATION. (S) 4A(r) of the Seller's Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Actual Knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court of quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

     (s) CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY. Except as disclosed on (S) 4A(s) of the Seller's Disclosure Schedule, neither the Seller nor his Affiliates have been involved in any business arrangement or relationship with the Company within the past 12 months, and neither the Seller nor any of his Affiliates owns any asset, tangible or intangible, which is used in the business of any of the Company.

     (t) GUARANTIES. The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

     (u) EMPLOYEES. To the Seller's Actual Knowledge, no executive, key employee, or group of employees has any plans to terminate employment with the Company. To the Seller's Actual Knowledge, the Company has not committed any unfair labor practice. The Seller does not have any Actual Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. (S) 4A(u) of the Seller's Disclosure Schedule sets forth by number and employment classification the approximate numbers of employees employed by Company as of the date of this Agreement, and none of said employees are subject to union or collective bargaining agreements with the Company.

     (v)  EMPLOYEE BENEFITS.

          (i) (S) 4A(v) of the Seller's Disclosure Schedule lists each Employee Benefit Plan that the Company maintains or to which it contributes.

               (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

               (B) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been complied with in all material respects to each such Employee Benefit Plan which is a "group health plan," as defined under ERISA or the Code.

               (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan.

               (D) The Company has substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with such Employee Benefit Plans, and to Seller's Actual Knowledge, there has been no default or violation by any other party to such Employee Benefit Plans.

               (E) The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which relate to each such Employee Benefit Plan.

          (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require the Company to make a larger contribution to, or pay greater benefits under, any Employee Benefit Plan than it otherwise would or (B) create or give rise to any additional vested rights or service credits under any Employee Benefit Plan.

     (w) BROKERS' FEES. The Company does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (x) OPERATION OF BUSINESS. To the Seller's Actual Knowledge (i) all court reporters that are or have been hired (directly or indirectly through court reporting services, including independent contractors) by the Company are duly certified to perform the jobs that they are hired to perform, (ii) all documents that the Company is or has been required to maintain, store or handle in connection with conducting its business are or have been maintained, stored or handled in the manner agreed to between the Company and its representative clients or in conformity with prevailing standards regarding such matters that prevail in the Company's industry, and (iii) the Company performs all aspects and operations of its business at or above the prevailing standards for the Company's industry.

     (y)  DISCLOSURE.  The representations and warranties contained in this
(S) 4A do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this (S) 4A not misleading.

      B. REPRESENTATIONS AND WARRANTIES CONCERNING THE BUYER.

     The Buyer represents and warrants to the Seller that the statements contained in this (S) 4B are completely correct as of the date of this Agreement and will be completely correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this (S) 4B), except as set forth in the Buyer's

Disclosure Schedule attached hereto as Schedule 4B (the "Buyer's Disclosure Schedule") and except as such representations and warranties are as to a specific date.

     (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of the Buyer and its Subsidiaries has full corporate power and authority and all material licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. (S) 4B(a) of the Buyer's Disclosure Schedule lists the directors and officers of the Buyer. The Buyer has delivered to the Seller correct and complete copies of the charter and bylaws of the Buyer (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Buyer are correct and complete in all material respects. The Buyer is not in default under or in violation of any provision of its charter or bylaws.

     (b) CAPITALIZATION. The entire authorized capital stock, the issued and outstanding shares and the treasury shares of the Buyer are accurately set forth in (S) 4B(b) of the Buyer's Disclosure Schedule together with the changes thereto contemplated by the acquisition of the Company and other acquisitions scheduled to be consummated by the Buyer contemporaneously herewith. All of the issued and outstanding shares of the Buyer have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective parties as set forth in (S) 4B(b) of the Buyer's Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Buyer to issue, sell, or otherwise cause to become outstanding any of its capital stock except those set forth in Schedule
(S) 4B(b) of the Buyer's Disclosure Schedule. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Buyer except as set forth in Schedule (S) 4B(b) of the Buyer's Disclosure Schedule. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Buyer.

     (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement nor any other documents or agreements contemplated hereby or thereby, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of the articles of incorporation or bylaws of the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Neither the Buyer nor its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement without causing a violation of any law, regulation, license or permit of any governmental entity or authority.

     (d) CONTRACTS. Except as disclosed on Schedule (S) 4B(d) of the Buyer's Disclosure Schedule, Buyer does not have any contracts.

     (e) BROKERS' FEES. Except for that certain fee payable to The Gulfstar Group, Inc., the Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (f)  DISCLOSURE.  The representations and warranties contained in this
(S) 4B do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this (S) 4B not misleading. Buyer has previously delivered Seller copies of term sheet from Senior Lender and Pecks (the "Commitment Letters").

      5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the periods preceding the Closing.

     (a) CONDUCT OF BUSINESS. Between the date of this Agreement and the Closing Date, the Seller will use reasonable efforts to cause the Company to:

          (i) conduct its business only in the Ordinary Course of Business and refrain from changing or introducing any new method of management or operations except in the Ordinary Course of Business and consistent with prior practices;

          (ii) except as disclosed on Schedule 5(a), refrain from taking any
                                      -------------
action which is described in Section 4A(f) et seq., including without limiting
                                           -- ---
the generality of the foregoing: (A) making any purchase, sale or disposition of any asset or property other than in the Ordinary Course of Business, (B) purchasing any capital asset costing more than $5,000 singly or $25,000 in the aggregate; (C) mortgaging, pledging, subjecting to a lien or otherwise encumbering any of such assets other than in the Ordinary Course of Business and other than Permitted Encumbrances; (D) incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other contingent or fixed obligations or liabilities except those that are in the Ordinary Course of Business; (E) making any change or incurring any obligation to make a change in its charter, bylaws or authorized or issued capital stock; and (F) declaring, setting aside or paying any dividend, making any other distribution in respect to its capital stock or making any direct or indirect redemption, purchase or other acquisition of its stock;

          (iii) prevent any change with respect to its management and supervisory personnel and banking arrangements, except as Seller reasonably deems in the best interests of the Company which change shall promptly be disclosed to Buyer;

          (iv) keep intact its business organization, to keep available its present officers and employees employed and to preserve the goodwill of all suppliers, customers, distributors, independent contractors and others having business relations with it;

          (v) have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers presently in force or equivalent insurance with any substitute insurers or insurance policies approved by the Buyer in writing prior to such change of insurer or issuance of new insurance policy;

          (vi) on or before the Closing Date, furnish the Buyer with Financial Statements dated as of September 30, 1996 that comply with all of the requirements contained in Section 4(A)(e); and

          (vii) permit the Buyer and its authorized representatives to have full access during normal business hours upon reasonable prior notice to all of its properties, assets, records, Tax Returns, contracts and documents and furnish to the Buyer or its authorized representatives such financial and other information with respect to its business or properties as the Buyer may reasonably request.

          (b) NO SOLICITATION OF OTHER OFFERS BY THE SELLER. Neither the Seller nor any of his agents or representatives will, directly or indirectly,
(i) solicit, initiate discussions or engage in negotiations or any transaction with any Person other than the Buyer relating to the possible acquisition of the Company; or (ii) provide, or cause any other Person to provide, any information concerning the Company to any Person, other than the Buyer (and officers, directors, employees, other agents and representatives and advisors), relating to the possible acquisition of the Company.

          (c) AUTHORIZATION FROM OTHERS. Prior to the Closing Date, each of the Parties will use reasonable best efforts to obtain all authorizations, consents, and permits of others required to permit the consummation of the transactions contemplated hereby.

          (d) BREACH OF REPRESENTATION AND WARRANTIES. Neither of the Parties shall take any action that would result in (i) a failure to comply in any material respect with such Party's agreements hereunder or (ii) any of the representations and warranties of such Party being inaccurate in any material respect; and in the event of any such breach or default by a Party, such Party shall give detailed written notice thereof to the other Party and shall use his or its reasonable best efforts to promptly cure the same.

          (e) CONSUMMATION OF AGREEMENT. Each of the Parties shall use his or its reasonable best efforts to perform and fulfill all conditions and obligations on his or its parts to be performed and fulfilled under this Agreement.

          (f) COOPERATION. Each Party shall cooperate with all reasonable requests of the other Party and his or its counsel in order to effect the consummation of the transactions pursuant to and as contemplated in this Agreement.

          (g) CONFIDENTIALITY. Each of the Parties agrees that (i) he or it, and his or its officers, directors, agents and representatives, will treat and hold in strict confidence, and will not use, any data and information obtained in connection with this transaction or Agreement with respect to the business of the other Party, except for the purpose of the internal evaluation of the transactions contemplated by this Agreement; (ii) if the transactions contemplated by this Agreement are not consummated, he or it will return to the other Party all copies of such data and information, including but not limited to worksheets, test reports, manuals, lists, memoranda, and other documents prepared by or made available to him or it in connection with this transaction; and (iii) he or it will treat the existence of this Agreement and the transactions contemplated hereby as strictly confidential and will not disclose them to any Person without the prior written consent of the other Party, which consent may be withheld for any or no reason. For purposes of this (S) 5(g), the Company shall be deemed a Party.

          (h) NO SOLICITATION OF OTHER OFFERS BY BUYER. Neither the Buyer nor any of its officers, directors, clients, agents or representatives will, directly or indirectly, (i) solicit, initiate discussions or engage in negotiations or any transaction with any Person other than the Seller relating to the possible acquisition of a company or other entity in any location within the State of Texas that engages in the same type of business as that of the Company except as disclosed on Schedule 5(h) or (ii) provide, or cause any other Person to provide, any information concerning the Company to any Person, other than the Seller, the Company (or its officers, directors, employees, other agents and representatives) and their respective advisors. The Buyer will notify the Seller immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

          (i) EMPLOYEE BENEFIT PLANS. Except where the Parties otherwise mutually agree, each Employee Benefit Plan shall remain in effect after the Closing until the Buyer is able to enter into health plans that provide substantially similar benefits.

      6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing:

      (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under (S) 8 below).

     (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand to which the other Party is not subject (either by virtue of the indemnification provisions contained in Section 8 of this Agreement or otherwise) in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the other Party will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under (S) 8 below). The Buyer acknowledges and agrees that if the Seller is individually brought into any litigation in connection with the Company, he shall be indemnified to the maximum extent that directors and officers of corporations are permitted to be indemnified under Texas law both for all costs of litigation as well as any judgments or settlement amounts paid. Notwithstanding the foregoing, the Seller shall not be entitled to indemnification to the extent of any of the following:

     (i) suit against the Seller is with respect to a matter for which the Seller is required to indemnify the Buyer pursuant to this Agreement; or

     (ii) to the extent that the Seller is found by a court of competent jurisdiction and by a nonappealable judgment of such court to have engaged in gross negligence or willful misconduct.

     (c) CONFIDENTIALITY. The Seller will treat and hold as such all of the Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement and all of the other agreements executed in connection herewith and except in connection with handling all of the litigation described on Section 4A(r) of the Seller's Disclosure Schedule. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this (S) 6(c). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that the Seller shall use his reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate; provided, however that all of the Seller's costs including but not limited to legal fees shall be paid by the Buyer. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

     (d) LITIGATION. The Seller shall be solely responsible for handling, and for liability resulting from, the Law Cypress-Distributing Co. and the Exchange Corp., L.C. Litigation (as identified and defined in (S) 4A(r) of the Seller's Disclosure Schedule) and shall indemnify the Buyer from any Damages the Buyer or the Company may incur therefrom . The foregoing indemnification obligation shall be outside of the indemnification provisions in Section 8 of this Agreement. Buyer shall assume all liability for all other litigation involving the Company which is disclosed in the Seller's Disclosure Schedule. Buyer's liability for any and all litigation involving the Company remains subject to the terms and provisions of Section 8 of this Agreement.

     (e) THE SELLER AS DIRECTOR. Upon the occurrence of the Closing, Seller shall be appointed to the Board of Directors of the Buyer, and Seller agrees to serve on the Board of Directors of the Buyer for so long as he remains employed by the Company and/or the Buyer.

     (f) THE SELLER AS GUARANTOR. The Company and Buyer will use their best efforts to obtain the full and final release of Seller from any guaranty by Seller of and debt or obligations of the Company as more fully specified on
(S) 6(f) of the Seller's Disclosure Schedule. In the event any such release is not procured and Seller suffers Damages then Buyer shall indemnify Seller from any Damages. The foregoing indemnification obligation shall be outside of the indemnification obligations of the Buyer contained in Section 8 of this Agreement.

     7.   CONDITIONS TO OBLIGATION TO CLOSE.

     (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to proceed with the Closing and consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (any or all which may be waived in writing, by the Buyer):

          (i)   the representations and warranties set forth in (S) 3(a) and
     (S) 4A above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Seller shall have performed and complied with all of their covenants hereunder in all material respects at and as of the Closing Date;

          (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
     (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation,
     (C) affect adversely the right of the Buyer to own the Company Shares and to control the Company, or (D) materially and adversely affect in any material respect the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (iv) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in (S) 7(a)(i)-(iii) is satisfied in all respects; provided, however, that with respect to (S) 7
     (a)(iii), Seller shall certify only as to its Actual Knowledge;

          (v) the Buyer shall have received from counsel to the Seller an opinion, addressed to the Buyer, and dated as of the Closing Date containing such assumptions and qualifications as may be reasonably acceptable to the Buyer's legal counsel;

          (vi) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company other than the Seller and those whom the Buyer shall have specified in writing prior to the Closing;

          (vii) the Buyer shall have obtained on terms and conditions reasonably satisfactory to it and Seller all of the financing it reasonably needs in accordance with the Commitment Letters in order to consummate the transactions contemplated hereby;

          (viii) the Seller shall have entered into an Employment Agreement with the Company and the Buyer in the form of EXHIBIT A attached hereto (the "Employment Agreement');

          (ix) the Seller shall have entered into the Stock Pledge Agreement with the Buyer in the form of EXHIBIT B attached hereto (the "Pledge Agreement");

          (x) the Seller shall have entered into a certain Shareholders' Agreement, a certain Securityholders Agreement and a certain Registration Rights Agreement which shall grant to the Seller certain piggyback rights with respect to the Buyer Shares and shall provide that, to the extent any greater registration rights are ever granted to any seller of a company acquired by the Buyer, the Seller shall be granted the same or equivalent registration rights (the "Registration Rights Agreement") each on terms and conditions reasonably satisfactory to it;

          (xi) each of the appropriate parties shall have executed and delivered the Asset Purchase Agreement, the Assumption of Obligations - Reporters, the Assumption of Obligations - Looney, the Settlement Agreement - Reporters, the Long Employment Agreement, the Settlement Agreement -Looney, and the Rice Employment Agreement; and

          (xii) the Klein, Bury Acquisition shall have been simultaneously consummated.

The Buyer may waive any condition specified in this (S) 7(a) if it executes a writing so stating at or prior to the Closing.

     (b) CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to proceed with Closing and consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (i)   the representations and warranties set forth in (S) 3(b) and
     (S) 4B above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
     (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Seller to own the Buyer Shares, or (D) affect adversely in any material respect the right of the Buyer and its Subsidiaries to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in (S) 7(b)(i)-(iii) is satisfied in all respects; provided, however, that with respect to (S) 7(a)(iii), Buyer shall certify only as to its Actual Knowledge;

          (v) the Seller shall have obtained the full and final releases (a) of any guaranty of the Seller of the debt of the Company or any of its Subsidiaries and (b) of any collateral pledged by the Seller securing such debt or guarantees; provided, however, that the foregoing releases will not require the payment by the Buyer of any additional consideration in excess of the Purchase Price by the Buyer;

          (vi) Buyer shall have entered into and caused the Company to enter into the Employment Agreement with the Seller;

          (vii) the Seller shall have received from counsel to the Buyer an opinion addressed to the Seller and dated as of the Closing Date containing such assumptions and qualifications as may be reasonably acceptable to the Seller's legal counsel;

          (viii) the election of the Seller as a member of the Board of Directors of the Buyer;

          (ix) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby, and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

          (x) the Buyer shall have entered into the Shareholders' Agreement, the Securityholders Agreement, and the Registration Rights Agreement on terms and conditions reasonably satisfactory to Seller;

          (xi) the terms and provisions of the Securities Purchase Agreement, including all other agreements and documents executed by Buyer and/or Seller in connection therewith, shall be satisfactory to Seller in all respects in his sole discretion;

          (xii) each of the appropriate parties shall have executed and delivered the Asset Purchase Agreement, the Assumption of Obligations - Reporters, the Assumption of Obligations - Legal Enterprise, the Settlement Agreement - Looney, the Long Employment Agreement, the Settlement Agreement - Reporters, and the Rice Employment Agreement; and

          (xiii) the Klein, Bury Acquisition shall have been simultaneously consummated.

The Seller may waive any condition specified in this (S) 7(b) if he executes a writing so stating at or prior to the Closing.

     8.  INDEMNIFICATION.

     (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for two years thereafter except for: (i) any representations and warranties of title contained as part of (S)4 A(j), which shall survive until the expiration of the applicable statute of limitation, and (ii) the representations and warranties contained as in (S)4 A(i) regarding tax matters, which shall survive until the expiration of the applicable statute of limitation.

     (b) INDEMNIFICATION PROVISIONS.

         (I) BY THE SELLER. The Seller shall indemnify, save, defend and hold harmless the Buyer and the Buyer's shareholders, directors, officers, partners, agents and employees (and in the event the Buyer assigns its right, title and interest hereunder to a corporation, which shall be permitted hereunder, such assignee) (collectively, the "Buyer Indemnified Parties") from and against any and all costs, lawsuits, losses, damages, Liabilities, deficiencies, claims and expenses, including interest, penalties, reasonable attorneys' fees and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively referred to herein as "Damages"), incurred in connection with or arising out of or resulting from or incident to any breach (or in the event any third party alleges facts that, if true, would mean the Seller has breached), of any covenant, warranty or representation (subject to applicable survival periods) made by the Seller in or pursuant to this Agreement or any other agreement delivered pursuant to this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by the Seller or his Affiliates pursuant to the terms of this Agreement; provided, however, that the Seller shall not be liable for any such Damages to the extent, if any, such Damages result from or arise out of a breach or violation of this Agreement by any Buyer Indemnified Parties.

          (ii) BY THE BUYER. The Buyer shall indemnify, save, defend and hold harmless the Seller and his heirs, successors and assigns (collectively, the "Seller Indemnified Parties") from and against any and all Damages incurred in connection with or arising out of or resulting from or incident to any breach (or in the event any third party alleges facts that, if true, would mean the Buyer has breached), of any covenant, warranty or representation (subject to applicable survival periods) made by the Buyer in or pursuant to this Agreement or any other agreement delivered pursuant to this Agreement contemplated hereby or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by the Buyer under this Agreement; provided, however, that the Buyer shall not be liable for any such Damages to the extent, if any, such Damages result from or arise out of a breach or violation of this Agreement by any Seller Indemnified Parties.

         (iii) DEFENSE OF CLAIMS. If any claim is filed against any Party entitled to the benefit of indemnity hereunder, written notice thereof describing such claim in reasonable detail and indicating the amount (estimated, if necessary) or good faith estimate of the reasonably foreseeable estimated amount of Damages (which estimate shall in no way limit the amount of indemnification the indemnified Party is entitled to receive hereunder), shall be given to the indemnifying Party as promptly as practicable (and in any event within ten (10) days, after the service of the citation or summons) ("Notice of Action"); provided that the failure of any indemnified Party to give timely notice shall not affect its rights to indemnification hereunder to the extent that the indemnified Party demonstrates that the amount the indemnified Party is entitled to recover exceeds the actual damages to the indemnifying Party caused by such failure to so notify within ten (10) days. The indemnifying Party may elect to compromise or defend any such asserted liability and to assume all obligations contained in this Section 8(b) to indemnify the indemnified Party by a delivery of notice of such election ("Notice of Election") within ten (10) days after delivery of the Notice of Action. Upon delivery of the Notice of Election, the indemnifying Party shall be entitled to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying Party's sole cost, risk and expense, and such indemnified Party shall cooperate in all reasonable respects, at the indemnifying Party's sole cost, risk and expense, with the indemnifying Party and such attorneys in the investigation, trial, and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified Party may, at its own cost, risk and expense, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the Notice of Election is delivered to the indemnified Party, the indemnified Party shall not pay, settle or compromise such claim without the indemnifying Party's consent, which consent shall not be unreasonably withheld. If the indemnifying Party elects not to defend the claim of the indemnified Party or does not deliver to the indemnified Party a Notice of Election within ten (10) days after delivery of the Notice of Action, the indemnified Party may, but shall not be obligated to defend, or the indemnified Party may compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk, of the indemnifying Party.

          (iv) THIRD PARTY CLAIMS. The provisions of this Section 7.1 are not limited to matters asserted by the Parties, but cover Damages incurred.

           (v) LIMITATION ON INDEMNIFICATION. Notwithstanding any provision of this Agreement, except for claims by the Buyer against the Seller under (S) 6(d) of this Agreement or by the Seller against the Buyer under (S) 6(f) of this Agreement, neither the Buyer nor the Seller or any Affiliate of either shall be required to pay an indemnified Party or any Affiliate thereof any amount with respect to any claim for Damages under this Section 8(b) until the Damages which the Indemnified Party and its or his Affiliates suffered under this Agreement aggregate at least $50,000 (the "Threshold"), at which time and in such event the indemnified Party or Affiliate shall be entitled to receive payment for the entire amount of aggregate Damages to the extent they exceed $50,000; provided, however, that such Threshold amount shall not limit any Party's liability for a knowing and intended breach of a representation, warranty or covenant of such Party hereunder. Any amounts owed by Seller under this Section 8(b)(v) shall be satisfied first by reduction of the value of the Buyer Preferred Shares and then against the Buyer Shares as provided in Section 9(c). Neither Party (considered collectively with such Party's Affiliates) shall be liable to indemnify the other Party in an amount in excess of one-half of the Purchase Price plus $3,060,000.00 including any and all amounts due and owing under (S) 6(d) and (S) 6(f) of this Agreement.

          9.   TERMINATION AND REMEDIES.

          (a)  TERMINATION.

          (i) This Agreement may be terminated at any time prior to the Closing:
(A) by the mutual consent of the Seller and the Buyer; or (B) by the Seller or the Buyer, at any time after the date hereof and prior to the occurrence of the Closing, if any of the conditions precedent to its obligations hereunder have not been fulfilled, in any material respect, as of the Closing Date, other than as a result of such terminating party's breach or negligence; or (C) if any bona fide action or proceeding shall be pending against either Party as of the Closing Date that might reasonably be expected to result in an unfavorable judgment, decree or order that would prevent or make unlawful the carrying out of this Agreement or if any agency of the federal or of any state government shall have objected at or before the Closing to this acquisition or to any other action required by or in connection with this Agreement and such objection shall not have been removed by the Closing Date.

          (ii) This Agreement may be terminated by the Buyer at any time prior to the Closing if the representations or warranties of the Seller herein shall prove to have been inaccurate in any material respect when made, provided that, the Buyer shall give the Seller a reasonable period of time, but only if there is any such time prior to the scheduled Closing Date, to cure any default hereunder, by the payment of compensation (if the matter is reasonably capable of rectification by that means) or by the rectification of the matter before the Closing.

         (iii) This Agreement may be terminated by the Seller at any time prior to the Closing if representations or warranties of the Buyer herein shall prove to have been inaccurate in any material respect when made, provided that, the Seller shall give the Buyer a reasonable period of time, but only if there is any such time prior to the scheduled Closing Date, to cure any default hereunder, by the payment of compensation (if the matter is reasonably capable of rectification by that means) or by the rectification of the matter before the Closing.

          (iv) Nothing in this (S) 9(a) shall be deemed to release either Party from any liability for any breach by such Party of the terms and provisions of this Agreement; provided, however that such Party shall not be liable in the event the Agreement is terminated pursuant to (S) 9(a)(i), or pursuant to (S) 9(a)(ii) or (S) 9(a)(iii) if the default is not intentional, and reasonable and good faith efforts are made to rectify the matter but it is not resolved.

           (v) For purposes only of determining whether termination of this Agreement is permissible pursuant to (S) 9(a)(ii) or (S) 9(a)(iii), the representations or warranties herein shall not be deemed to be inaccurate in any material respect, unless such failure to comply or inaccuracy might reasonably be expected to result in Damages to the other Party of in excess of $150,000.

     (b) SPECIFIC PERFORMANCE. Each of the Parties hereby agrees that the transactions contemplated by this Agreement are unique, and that each Party shall have, in addition to any other legal or equitable remedy available to it, the right to enforce this Agreement by decree of specific performance. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other remedies to which it, he or they may be entitled at law or equity. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law.

     (c) OFFSET. To the extent not otherwise prohibited by applicable law, the Buyer Shares, the Buyer Preferred Shares and all amounts due and owing by the Buyer to the Seller under this Agreement, shall be subject to offset by the Buyer to the extent of any Damages incurred by the Buyer which permits the Buyer to make an indemnification claim against the Seller. In the event the Buyer elects to offset any damages incurred as a result of any such breach, the Buyer shall furnish the Seller notice containing detailed information about the breach, the magnitude of the Damages that the Buyer has or reasonably expects to incur (the act of offsetting by the Buyer shall be referred to as an "Offset"). All Offsets shall first be against the Buyer Preferred Shares based on the Buyer Preferred Shares Value in accordance with the Pledge Agreement. Any additional Damages shall be Offset against the Buyer Shares. For purposes hereof, the Buyer Shares shall be deemed to have the Buyer Shares Value. The Buyer Shares shall have a restrictive legend typed on the back thereof specifying that the Buyer Shares are subject to a right of Offset as specified in this Agreement. The Seller acknowledges and agrees that but for the right of Offset contained in this Agreement, the Buyer would not have entered into this Agreement or any of the transactions contemplated herein. If any legal action or other proceeding is brought for the enforcement of this Agreement, or any document, instrument, or agreement executed in connection herewith, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement or any document, instrument, or agreement executed in connection herewith, the successful or prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other remedies to which it or they may be entitled at law or equity. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law. Notwithstanding anything to the contrary contained herein, Seller shall have the right to negate an Offset in whole or in part, to the extent he elects to pay any Damages in cash.

     10.   MISCELLANEOUS.

     (a) PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement (including the documents referred to herein) without the prior written approval of the Buyer and the Sellers; provided, however, that any Party may make any public disclosure it believes in good faith upon the advice of legal counsel it is required by applicable law (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

     (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder (x) to one or more of its Affiliates, and (y) to one or more financial institutions lending funds to the Buyer for the purpose of financing the purchase of the Company Shares hereunder and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to the Seller:   Richard O. Looney
                         11717 Forest Glen
                         Houston, Texas 77024
                         Telefax:  (713) 653-7172

     Copy to:            Bracewell & Patterson, L.L.P.
                         South Tower Pennzoil Place
                         711 Louisiana Street, Suite 2900
                         Attn: Thomas D. Manford III
                         Telefax:  (713) 221-1212

     If to the Buyer:    Litigation Resources of America, Inc.
                         3850 Nationsbank Center
                         700 Louisiana Street
                         Houston, Texas 77002-2731
                         Attn: G. Kent Kahle, President
                         Telefax:  (713) 238-4999

     Copy to:            Boyer Ewing & Harris Incorporated
                         Nine Greenway Plaza, Suite 3100
                         Houston, Texas  77046
                         Attn:  J. Randolph Ewing
                         Telefax:  (713) 871-2024

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (h) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.

     (i) AMENDMENTS AND WAIVERS. No amendments or waivers of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (k) EXPENSES. Each of the Parties, the Company, and its Subsidiaries will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     (l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     (m) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (n) ARBITRATION. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation, the Parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration, litigation, or some other dispute resolution procedure as required by this Section 10(n). Failing an adequate resolution by mediation, any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby, including any controversy or claim arising out of or relating to the Parties' decision to enter into this Agreement, shall be settled by binding arbitration. There shall be one arbitrator to be mutually agreed upon by the Parties involved in the controversy and to be selected from the National Panel of Commercial Arbitrators (or successor panel, if any). If within 45 days after service of the demand for arbitration the Parties are unable to agree upon such an arbitrator who is willing to serve, then an arbitrator shall be appointed by the American Arbitration Association in accordance with its rules. Except as specifically provided in this Section 10(n), the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall not render an award of punitive damages. Any arbitration hereunder shall be held in Houston, Texas. Expenses related to the arbitration, including counsel fees, shall be borne by the Party incurring such expenses except to the extent otherwise provided herein. The fees of the arbitrator and of the American Arbitration Association, if any, shall be divided equally among the Parties involved in the controversy. Judgment upon the award rendered by the arbitrator (which may, if deemed appropriate by the arbitrator, include equitable or mandatory relief with respect to performance of obligations hereunder) may be entered in any court of competent jurisdiction. The arbitrator shall award the prevailing Party in any arbitration proceeding recovery of its attorneys' fees and other costs in connection with the arbitration from the non-prevailing Party.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                         BUYER:

                         LITIGATION RESOURCES OF AMERICA, INC.,
                         a Texas corporation


                         By: /s/ G. Kent Kahle
                            --------------------------
                            G. Kent Kahle
                            President

                         SELLER:

                         By: /s/ Richard O. Looney
                            --------------------------
                            Richard O. Looney

                             SCHEDULES AND EXHIBITS

SCHEDULES
---------

3A        Exceptions to the Seller's Representations and Warranties
3B        Exceptions to the Buyer's Representations and Warranties
4A        Seller's Disclosure Schedule
4A(a)     Director and Officer of Seller
4A(b)     Company Share
4A(c)     Noncontravention
4A(f)     Events Subsequent to Most Recent Fiscal Year End
4A(g)     Undisclosed Liabilities
4A(i)     Tax Matters
4A(k)     Real Property
4A(n)     Contracts
4A(p)     Powers of Attorney
4A(q)     Insurance
4A(r)     Litigation
4A(s)     Certain Business Relationship with Company
4A(u)     Employees
4A(v)     Employee Benefit Plan
4B        Buyer's Disclosure Schedule
4B(a)     Directors and Officers of Buyer
4B(b)     Capitalization
4B(d)     Contracts
5(a)      Conduct of Business
5(h)      No Solicitation of Other Offers by the Buyer
6(f)      Seller as Guarantor

EXHIBITS
--------

A         Employment Agreement
B         Pledge Agreement

                                  EXHIBIT "B"



                             STOCK PLEDGE AGREEMENT


          THIS STOCK PLEDGE AGREEMENT (this "Pledge Agreement") is made as of the ____ day of January, 1997, by RICHARD O. LOONEY, an individual residing in the State of Texas ("Pledgor"), and LITIGATION RESOURCES OF AMERICA, INC., a Texas corporation ("Secured Party"). Capitalized terms not defined herein shall have the same meaning as ascribed to them in that certain Stock Purchase Agreement dated as of January __, 1997 between Pledgor and Secured Party (the "Purchase Agreement").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Pledgor and Secured Party have entered into the Purchase Agreement, pursuant to which Pledgor has sold all of the outstanding capital stock of Looney & Company, a Texas corporation; and

     WHEREAS, Pledgor has certain obligations under the Purchase Agreement, including, but not limited to, the obligation of Pledgor to indemnify Secured Party for any breaches of representations and warranties of Pledgor contained in the Purchase Agreement; and

     WHEREAS, Pledgor is the record and beneficial owner of 843,840 shares of the common stock, $.01 par value, of Secured Party (the "Common Stock"); and

     WHEREAS, pursuant to the terms of the Purchase Agreement, Pledgor has been issued 2,000,000 shares of Series B Convertible Preferred Stock, $1.00 par value, of Secured Party (the "Preferred Stock") on the terms and conditions contained in the Purchase Agreement (the Common Stock and the Preferred Stock may be collectively referred to herein as the "Stock"); and

     WHEREAS, the terms of the Purchase Agreement provide for Pledgor to pledge the Stock to the Secured Party to partially secure the obligations of Pledgor under the Purchase Agreement;

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

     1. Pledge of Common Stock and Preferred Stock. Pledgor hereby pledges and grants to Secured Party a security interest in the Stock. Pledgor shall be required to deliver to Secured Party the certificate or certificates representing the Stock in order that Secured Party might perfect its security interest thereto. Pledgor and the Secured Party hereby acknowledge and agree that the value of the Preferred Stock shall be deemed to have the same value as the price per share paid by the investors at the Closing; provided, however, that if the Secured Party has successfully consummated a public offering of its shares of Common Stock, then it shall mean the average public trading price of each share of Common Stock over the five (5) most recent business days (the

"Preferred Stock Agreed Value"). The Pledgor and the Secured Party hereby acknowledge and agree that the value of the Common Stock shall be deemed to be $6.41 per share of Common Stock of Secured Party for an aggregate value of $5,409,014.40, which is the same value as the price per share paid by the Investors at the Closing; provided, however, that if the Buyer has successfully consummated a public offering of its shares of Common Stock, then it shall mean the average public trading price of each share of Common Stock over the five (5) most recent business days (the "Common Stock Agreed Value"). Pledgor possesses all voting rights pertaining to the Stock, so long as an Event of Default, as hereinafter defined in this Pledge Agreement, has not occurred, or if an Event of Default has allegedly occurred but is being disputed by the parties hereto, and Secured Party shall have no voting rights that may be presently or hereafter attributable to the Stock. In addition, so long as an Event of Default has not occurred, or if an Event of Default has allegedly occurred but is being disputed by the parties hereto, then Pledgor shall have the right to receive all dividends, if any, on the Stock, and Pledgor shall be entitled to receive all proceeds upon liquidation of the Stock, if any, as well as all other rights with respect to the Stock except for the right to transfer title thereto. Notwithstanding the foregoing, if an Event of Default has occurred, then Secured Party shall have the right to designate a representative or trustee to vote the Stock, receive all dividends and liquidation proceeds, and to receive all other rights with respect to the Stock.

     2. Representations and Warranties. Pledgor hereby represents, warrants and covenants to and with Secured Party that:

          (a) Pledgor will not, without the written consent of Secured Party, sell, contract to sell, encumber, or dispose of the Stock or any interest therein until this Pledge Agreement has been terminated.

          (b) No consent of any party is necessary for Pledgor to perform its obligations hereunder, or if any such consent is required, such consent has been received prior to the execution of this Pledge Agreement.

     3. Events of Default. Each breach or violation by Seller under the Purchase Agreement that continues after the Secured Party has given thirty (30) days written notice thereof to Pledgor, shall constitute an Event of Default ("Event of Default") under this Pledge Agreement.

     4.   Remedies.   All remedies first shall be against the  Preferred Stock
and any additional remedies thereafter shall be against the Common Stock, as follows:

          (a) if an Event of Default does occur and is continuing, Secured Party shall be entitled to appoint or designate a trustee who is entitled to exercise any voting rights that may be attributable to the Stock. In addition, upon the occurrence of an Event of Default, Secured Party may, at its option, exercise with reference to the Stock any and all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted in the State of Texas and as otherwise granted therein or under any other applicable law or under any other agreement executed by Pledgor, including, without limitation, the right and power to sell, at public or private sale(s), or otherwise dispose of or keep the Stock and any part or parts thereof, or interest or interests therein owned by Pledgor, in any manner authorized or permitted under this Pledge Agreement or under the Uniform Commercial Code, and to apply the proceeds thereof toward payment of any costs and expenses and attorneys' fees and legal expenses thereby incurred by Secured Party, and toward payment of the obligations under the Purchase Agreement in such order or manner as Secured Party may elect. Notwithstanding anything to the contrary contained herein, the Secured Party shall only foreclose on that portion of the Stock that is reasonably necessary in the reasonable good faith judgment of the Secured Party in order to satisfy the amount of the claim constituting the Event of Default. For purposes hereof, the Preferred Stock Agreed Value and the Common Stock Agreed Value shall be deemed to be the value that the Secured Party is receiving on the foreclosure of the Preferred Stock and the Common Stock, respectively, and Secured Party shall not be entitled to foreclose on more Stock than is necessary to recover all of its damages resulting from the Event of Default.

          (b) Secured Party is hereby granted the right, at its option, after an Event of Default, to transfer at any time to itself or its nominee the securities or other property hereby pledged, or any part thereof, and to thereafter exercise all voting rights with respect to such Stock so transferred and to receive the proceeds, payments, monies, income or benefits attributable or accruing thereto and to hold the same as security for the obligations hereby secured, or at Secured Party's election, to apply such amounts to the obligations, only if due, and in such order as Secured Party may elect, or, Secured Party may, at its option, without transferring such securities or property to its nominee, exercise all voting rights with respect to the securities pledged hereunder and to vote all or any part of such securities at any regular or special meeting of shareholders.

          (c) Pledgor hereby agrees to cooperate fully with Secured Party in order to permit Secured Party to sell, at foreclosure or other private sale, Pledgor's interest in the Stock pledged hereunder. Specifically, Pledgor agrees to deliver to Secured Party the certificate or certificates representing the Stock if Pledgor has possession at that time, to fully comply with the securities laws of the United States and of the State of Texas and to take such other action as may be necessary to permit Secured Party to sell or otherwise transfer the securities pledged hereunder in compliance with such laws.

     5. Termination. This Pledge Agreement shall continue as security for the payment or satisfaction of the obligations under the Purchase Agreement until the earliest to occur of: (i) termination of such Purchase Agreement, (ii) termination of this Pledge Agreement by written notice of the Secured Party to the Pledgor, or (iii) three (3) years after the date hereof, provided that Secured Party has not given Pledgor notice of a default by Seller under the Purchase Agreement which has not been satisfied by Pledgor, or if there is a default, the pledge shall continue only to the extent of the amount of Preferred Stock and/or Common Stock based on the Preferred Stock Agreed Value and the Common Stock Agreed Value, respectively, equal to the amount of damages reasonably expected to be caused by the Event of Default.

     6. Release from Pledge. Upon termination of this Pledge Agreement, the security interest of Secured Party shall automatically terminate and Secured Party shall thereafter have no interest whatsoever in the Stock. Promptly thereafter, Secured Party shall deliver the certificate or certificates representing the Stock to Pledgor if Secured Party has possession of such certificates at that time.

     7. Notices. All notices, requests, demands , claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to Pledgor:                 Richard O. Looney
                                    c/o Looney & Company
                                    11717 Forest Glen
                                    Houston, Texas 77024
                                    Telefax:(713) 784-1708

     Copy to:                       Bracewell & Patterson, L.L.P.
                                    South Tower Pennzoil Place
                                    711 Louisiana Street, Suite 2900
                                    Attn: Thomas D. Manford III
                                    Telefax: (713) 221-1212

     If to the Buyer:               Litigation Resources of America, Inc.
                                    3850 Nationsbank Center
                                    700 Louisiana Street
                                    Houston, Texas 77002-2731
                                    Attn: G. Kent Kahle
                                    Telefax: (713) 238-4999

     Copy to: Boyer, Ewing & Harris Incorporated Nine Greenway Plaza, Suite 3100 Houston, Texas 77046
                                    Telefax: (713) 871-2024
                                    Attn: J. Randolph Ewing

     9. Successors. This Pledge Agreement shall be binding upon, and inure to the benefit of the parties hereto and their successors and assigns. Any assignee whatsoever will be bound by the obligations of the assigning party under this Pledge Agreement, and any assignment shall not diminish the liability or obligation of the assignor under the terms of this Pledge Agreement unless otherwise agreed.

     10. Severability. In the event that any one or more of the provisions contained in this Pledge Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Pledge Agreement or any such other instrument.

     11. Paragraph Headings. The paragraph headings used herein are descriptive only and shall have no legal force or effect whatsoever.

     12. Gender. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall include the plural and conversely.

     13. Survival of Warranties. All representations, warranties, and agreements made by the parties in this Pledge Agreement or in any certificates delivered pursuant hereto will survive the execution date hereof.

     14. Applicable Law. This Pledge Agreement shall be construed and interpreted in accordance with the laws of the United States of America and the State of Texas, and is intended to be performed in accordance with and as permitted by such laws.

     15. Definitions. All terms and definitions used herein shall have the same meaning as in the Purchase Agreement unless otherwise indicated.

     16. Drafting. Both parties hereto acknowledge that each party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against either party hereto because one is deemed to be the author thereof.

     17. Attorneys' Fees. If any litigation is instituted to enforce or interpret the provisions of this Agreement or the transactions described herein, the prevailing party in such action shall be entitled to recover its reasonable attorneys' fees from the other party hereto.

     18. Arbitration. The arbitration provisions contained in Section 10(n) of the Purchase Agreement shall govern this Pledge Agreement.

     19. Multiple Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

     IN WITNESS WHEREOF, this Stock Pledge Agreement has been executed this the __ day of January, 1997.
                         PLEDGOR:

                         ___________________________________________
                         Richard O. Looney

                         SECURED PARTY:


                         LITIGATION RESOURCES OF AMERICA, INC.,
                         a Texas corporation

                         By:________________________________________
                            ________________________________________
                            ________________________________________